                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*
   Insight Capital Partners III, L.P.
   (Last)  (First)  (Middle)

   (Street)
    527 Madison Avenue, 10th Floor

   (City)   (State)  (Zip)
   New York   NY     10022

2. Date of Event Requiring Statement (Month/Day/Year)
   6/27/2000

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) 134048355

4. Issuer Name and Ticker or Trading Symbol
   Click Commerce, Inc (CKCM)

5. Relationship of Reporting Person to Issuer (Check all applicable)

   /X/ Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   / / Form filed by One Reporting Person
   /X/ Form filed by More than One Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
Common Stock                       4,938,097(1)        D        See footnote 1 Below
Common Stock                         865,581(2)        D        See footnote 2 Below
Common Stock                       1,223,252(3)        D        See footnote 3 Below
Common Stock                       7,026,920(4)        I        See footnote 4 Below
Common Stock                       7,026,920(5)        I        See footnote 5 Below
Common Stock                       7,026,920(6)        I        See footnote 6 Below
Common Stock                       7,026,920(7)        I        See footnote 7 Below
Common Stock                       7,026,920(8)        I        See footnote 8 Below
Common Stock                       7,026,920(9)        I        See footnote 9 Below
Common Stock                       7,026,920(10)       I        See footnote 10 Below


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or         Indirect
                                                   Price of       Indirect       Beneficial
1. Title of Derivative                             Derivative     (I)            Ownership
   Security (Instr. 4)                             Security       (Instr. 5)     (Instr. 5)
----------------------------------------------  -------------  -------------  --------------




Explanation of Responses:

                                   Insight Capital Partners III, L.P.
                                   By: Insight Venture Associates III, LLC, its
                                   general partner
-------------------------------------------------------------------------------

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.
-------------------------------------------------------------------------------

    By: /s/ Jeffrey Horing
        --------------------------
    Name: Jeffrey Horing                               Date: February 12,  2001
    Title: Managing Member, Insight Venture
    Associates III, LLC
-------------------------------------------------------------------------------


Potential persons who are to respond to the collection of information contained in this form are not Page 2 of 14 required to respond unless the form displays a currently valid OMB Number. SEC 1473 (7-97)

(1) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III, L.P.

(2) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III-CoInvestors, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III-Co-Investors, L.P.

(3) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners (Cayman) III, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners (Cayman) III, L.P.

(4) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners III (Cayman), LP and Insight Capital Partners III-CoInvestors, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of each of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P.

(5) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to William Doyle because William Doyle is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. William Doyle disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(6) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Deven Parekh because Deven Parekh is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Deven Parekh disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(7) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Peter Sobiloff because Peter Sobiloff is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Peter Sobiloff disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(8) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Roel Pieper because Roel Pieper is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Roel Pieper disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(9) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Jeffrey Horing because Jeffrey Horing is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Jeffrey Horing disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(10) The amount listed in Table I reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Jerry Murdock because Jerry Murdock is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Jerry Murdock also acts as a director of the Issuer. Jerry Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                  Page 3 of 12

                             Joint Filer Information

Name:                      Insight Capital Partners (Cayman) III, L.P.

Address:                   527 Madison Avenue, 10th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Signature:                 Insight Capital Partners (Cayman) III, L.P.

                           By: Insight Venture Associates III, LLC,
                           its general partner

                           By: /s/ Jeffrey Horing
                               ------------------------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member, Insight Venture
                                  Associates III, LLC


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                  Page 4 of 12

                             Joint Filer Information

Name:                        Insight Capital Partners III-CoInvestors, L.P.

Address:                     527 Madison Avenue, 10th Floor
                             New York, NY  10022

Designated Filer:            Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:      Click Commerce, Inc. (CKCM)

Date of Event:               June 27, 2000

Signature:                   Insight Capital Partners III-CoInvestors, L.P.

                             By: Insight Venture Associates III, LLC,
                             its general partner


                             By: /s/ Jeffrey Horing
                                 ----------------------------------------------
                             Name:  Jeffrey Horing
                             Title: Managing Member, Insight Venture
                                    Associates III, LLC

                            Joint Filer Information

Name:                      Insight Venture Associates III, LLC

Address:                   527 Madison Avenue, 10th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Signature:                 Insight Venture Associates III, LLC

                           By: /s/ Jeffrey Horing
                               ------------------------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member

                            Joint Filer Information

Name:                      William Doyle

Address:                   c/o Insight Capital Partners III, L.P.
                           527 Madison Avenue
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Signature:                 /s/ William Doyle
                           ----------------------------------------------------

                             Joint Filer Information

Name:                      Deven Parekh

Address:                   c/o Insight Capital Partners III, L.P.
                           527 Madison Avenue
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             January, 26, 2001

Signature:                 /s/ Deven Parekh
                           ----------------------------------------------------

                             Joint Filer Information

Name:                      Peter Sobiloff

Address:                   c/o Insight Capital Partners III, L.P.
                           527 Madison Avenue
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Signature:                 /s/ Peter Sobiloff
                           ----------------------------------------------------

                             Joint Filer Information

Name:                      Roel Pieper

Address:                   c/o Insight Capital Partners III, L.P.
                           527 Madison Avenue
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Signature:                 /s/ Roel Pieper
                           ----------------------------------------------------

                             Joint Filer Information

Name:                      Jeffrey Horing

Address:                   c/o Insight Capital Partners III, L.P.
                           527 Madison Avenue
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Signature:                 /s/ Jeffrey Horing
                           ----------------------------------------------------

                             Joint Filer Information

Name:                      Jerry Murdock

Address:                   c/o Insight Capital Partners III, L.P.
                           527 Madison Avenue
                           New York, NY  10022

Designated Filer:          Insight Capital Partners III, L.P.

Issuer & Ticker Symbol:    Click Commerce, Inc. (CKCM)

Date of Event:             June 27, 2000

Additional Relationship
to Issuer:                 Director

Signature:                 /s/ Jerry Murdock
                           ----------------------------------------------------